                                                                                Exhibit 10.2

RESOLUTION OF
THE BOARD OF DIRECTORS
SUMMIT FINANCIAL GROUP, INC.

Adopted on April 28, 2006

WHEREAS, the Board of Directors of Summit Financial Group, Inc. (the “Company”) has reviewed its Amended and Restated Articles of Incorporation and has determined that the indemnification provisions contained in Article IX, Section 3, thereof do not expressly authorize the advancement of reasonable expenses incurred by a director or officer who is a party to a proceeding because he or she is a director or officer of the Company; and

WHEREAS, pursuant to section 31D-8-858(a) of the West Virginia Code, the Board of Directors desires to authorize the advancement of funds to pay for or reimburse reasonable expenses in accordance with Section 31D-8-853 of the West Virginia Code or such successor provision as may be adopted.

NOW, THEREFORE, BE IT RESOLVED, that the Company shall advance funds to pay for or reimburse the reasonable expenses incurred by a director or officer of the Company who is a party to a proceeding because he or she is a director or officer of the Company in accordance with Section 31D-8-853 of the West Virginia Code. In order to be entitled to the advancement of expenses contemplated herein, unless otherwise waived by the Company, the director or officer shall provide written notice of any proceeding against him or her which he or she believes entitles the director or officer to advancement of expenses.